Filed Pursuant to Rule 424(b)(3)

File No. 333-122316

Prospectus Supplement No. 4

(To Prospectus dated April 28, 2005)

$175,000,000

3.50% CONVERTIBLE SENIOR NOTES DUE 2024

AND

COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement No. 4 supplements and amends the prospectus dated April 28, 2005 (as previously supplemented by prospectus supplement No. 1 dated May 25, 2005, prospectus supplement No. 2 dated June 29, 2005 and prospectus supplement No. 3 dated October 11, 2005) relating to $175,000,000 aggregate original principal amount of our 3.50% Convertible Senior Notes due 2024 and shares of our common stock issuable upon conversion of the notes held by the selling securityholders.

The table beginning on page 59 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. The table is hereby supplemented and amended as follows:

Name of Selling Securityholder	Principal Amounts of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that May Be Sold (1)	Percentage of Common Stock Outstanding (2)

Quattro Multistrategy Masterfund, LP (35)	$820,000	0.47%	38,366	*

Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund (48)	$825,000	0.47%	38,600	*

(48)	Mark Rowe, Felix Haldner, Michael Fitchet and Denis O’Malley have the power to direct the voting and disposition of securities held by the selling securityholder.

The prospectus dated April 28, 2005, as amended and supplemented by this prospectus supplement No. 4 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the common stock issuable upon conversion of the notes.

Investing in these notes involves risks. See “Risk Factors” beginning on page 3.

The date of this prospectus supplement is November 22, 2005